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                              ACCOUNTANTS' CONSENT

The Board of Directors
Spire Corporation:

We consent to incorporation by reference in the registration statements (Nos.:
2-97806, 33-4783, 33-16519, 33-29522 and 33-53280) on Form S-8 of Spire
Corporation of our report dated February 29, 1996, relating to the consolidated balance sheets of Spire Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of Spire Corporation.

                                                           KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 29, 1996

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